Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, May 2, 2011
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS FIRST QUARTER 2011 RESULTS

Strong Demand and Operating Performance

Drive Record Results

NORTHBROOK, IL — May 2, 2011 — KapStone Paper and Packaging Corporation (NYSE: KS) today reported results for the first quarter ended March 31, 2011.

•                  Net sales of $206.7 million, up 17 percent, versus prior year

•                  Net income of $15.1 million, up 137 percent, versus prior year

•                  Adjusted EBITDA of $39 million, up $38 million, versus prior year

•                  Diluted EPS of $0.32, up $0.18 per share or 129 percent, versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “KapStone achieved record first quarter results. We produced 323,000 tons of paper, a record when measured on a daily basis, and ran at a record operating rate of over 100%.  Average selling prices of $618 per ton increased by $83 compared to the first quarter of 2010 and were up $123 compared to the trough reached in the third quarter of 2009.  In addition, in March 2011, we announced price increases for our kraft paper and Kraftpak® products.”

First Quarter Operating Highlights

Consolidated net sales of $206.7 million in the first quarter of 2011 increased by $30.2 million compared to $176.5 million for the 2010 first quarter, up 17.1 percent, mainly due to $25.5 million of higher selling prices as 2010 announced price increases were fully realized, $3.7 million of higher sales reflecting a 2.2% increase in unit volume and $1.3 million of favorable product mix. Exchange rates negatively impacted revenues by $0.3 million.

In March 2011, the Company announced a $50 per ton kraft paper price increase, effective April 15th, which should be fully realized in June 2011, and a $40 per ton Kraftpak® price increase effective May 1, 2011.

Operating income of $25.4 million for the 2011 quarter increased by $13.4 million, or 112.7% compared to the 2010 quarter. When 2010’s operating income is adjusted to exclude $22.2 million of alternative fuel tax credits, 2011 operating income increased by $35.6 million, or 349%. The improved financial performance reflects $25.5 million of higher selling prices, $6.5 million for the Charleston mill’s tri-annual maintenance outage which occurred in 2010, $2.9 million due to higher sales volume and improved mix, and $1.8 million of deflation, reflecting lower wood costs, partially offset by higher chemical and freight costs. Offsetting the increase in operating income was $1.1 million of higher stock compensation expense compared to 2010 when the awards were approved in the second quarter.

Interest expense was $0.7 million for the first quarter of 2011, down $0.2 million from a year ago as a result of net debt reduction. At March 31, 2011, the interest rate on the majority of the Company’s debt was 1.76 percent. Amortization of debt issuance costs of $0.4 million for the first quarter of 2011 was reduced by $0.4 million from a year ago due to a higher amount of debt repayments in 2010.

The effective tax rate for the 2011 first quarter was 38.6 percent compared to 35.9 percent for the 2010 first quarter. The 2011 effective tax rate is higher due to a lower expected benefit from the domestic manufacturing deduction.

For income tax purposes, the Company has taken the position that the alternative fuel mixture tax credit is not taxable as it is similar to an excise tax refund. Since the IRS has issued no specific guidance in this area, the Company has recorded a $68 million liability for an unrecognized tax benefit. The Internal Revenue Service’s audit of the Company’s 2007-2009 tax returns is nearing completion.

Cash Flow and Working Capital

Cash and cash equivalents decreased by $44.9 million in the quarter ended March 31, 2011, reflecting $12.5 million of net cash provided by operating activities, $54.4 million of cash used by investing activities and $3.0 million of cash used for financing activities.

On January 4, 2011, the Company paid $49.7 million to International Paper Company to settle its final contingent earn-out liability for the KPB acquisition. The Company saved approximately $5.3 million by paying early and taking advantage of an eight percent discount. The contractual due date for the final earn-out was April 2012. The earn-out payment was deemed as additional acquisition consideration, and accordingly was recorded as goodwill in the consolidated balance sheets.

At March 31, 2011, the Company had approximately $83.7 million of working capital and $88.4 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “We believe that KapStone’s second quarter of 2011 and the remainder of the year will benefit on an increasing basis from the realization of announced price increases. With a solid base of bookings and large backlogs, we expect strong operating performance.  We are focused on maintaining strong cash flows, growing the company profitably and increasing shareholder value.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Tuesday, May 3, 2011, to discuss the Company’s financial results for the 2011 first quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.591.6923

International: 617.614.4907

Participant Passcode: 30590352

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs.  Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7)  the income tax impact of the federal incentive program for alternative fuel mixtures.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2011	2010	%

Net sales	$206,738	$176,499	17.1%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	142,651	130,301	-9.5%
Freight and distribution	17,829	16,070	-10.9%
Selling, general and administrative expenses	9,306	7,099	-31.1%
Depreciation and amortization	11,791	11,346	-3.9%
Other operating income	288	283	1.8%
Operating income	25,449	11,966	112.7%

Foreign exchange gain / (loss)	290	(366)	179.2%
Interest income	—	9	-100.0%
Interest expense	687	861	20.2%
Amortization of debt issuance costs	410	776	47.2%
Income before provision for income taxes	24,642	9,972	147.1%
Provision for income taxes	9,511	3,581	-165.6%
Net income	$15,131	$6,391	136.8%

Net income per share:
Basic	$0.33	$0.14
Diluted	$0.32	$0.14

Weighted-average number of shares outstanding:
Basic	46,093,852	45,483,393
Diluted	47,454,574	46,622,595

Effective tax rate	38.6%	35.9%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,478	$67,358
Trade accounts receivable, net	73,868	66,640
Other receivables	2,741	2,780
Inventories	74,439	73,324
Refundable and prepaid income taxes	—	348
Prepaid expenses and other current assets	4,890	2,403
Deferred income taxes	8,261	9,394
Total current assets	186,677	222,247

Plant, property and equipment, net	459,675	466,019
Other assets	3,893	3,996
Intangible assets, net	21,759	22,654
Goodwill	54,511	4,811
Total assets	$726,515	$719,727

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,835	$18,835
Other current borrowings	1,656	—
Accounts payable	54,826	55,504
Accrued expenses	16,100	22,986
Accrued compensation costs	11,163	18,229
Accrued income taxes	377	—
Total current liabilities	102,957	115,554

Long-term debt, net of current portion	88,331	92,857
Accrued pension and post retirement benefits	6,098	6,454
Deferred income taxes	23,975	17,917
Other liabilities	69,187	68,311
Total other liabilities	187,591	185,539

Stockholders’ equity:
Common stock $.0001 par value	5	5
Additional paid-in capital	226,943	224,844
Retained earnings	209,218	194,087
Accumulated other comprehensive loss	(199)	(302)
Total stockholders’ equity	435,967	418,634
Total liabilities and stockholders’ equity	$726,515	$719,727

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2011	2010
Operating activities:
Net income	$15,131	$6,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,791	11,346
Stock based compensation expense	1,758	637
Excess tax benefit for stock based compensation	(66)	(28)
Amortization of debt issuance costs	410	776
Loss on disposal of fixed assets	126	153
Deferred income taxes	7,135	2,899
Changes in operating assets and liabilities	(23,831)	821
Net cash provided by operating activities	$12,454	$22,995

Investing activities:
KPB acquisition earn-out payment	$(49,700)	$—
CKD acquisition	—	638
Capital expenditures	(4,678)	(7,248)
Net cash used in investing activities	$(54,378)	$(6,610)

Financing activities:
Proceeds from revolving credit facility	$7,600	$51,800
Repayments on revolving credit facility	(7,600)	(54,700)
Repayments of long-term debt	(4,709)	(14,141)
Proceeds from other current borrowings	2,273	2,564
Repayments on other current borrowings	(617)	(852)
Loan amendment costs	(244)	—
Proceeds from exercises of stock options	178	327
Excess tax benefit for stock based compensation	66	28
Proceeds from issuance of shares to ESPP	97	—
Net cash used in financing activities	$(2,956)	$(14,974)

Net (decrease) / increase in cash and cash equivalents	(44,880)	1,411
Cash and cash equivalents-beginning of period	67,358	2,440
Cash and cash equivalents-end of period	$22,478	$3,851

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2011	2010
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$15,131	$6,391
Interest income	—	(9)
Interest expense	687	861
Amortization of debt issuance costs	410	776
Provision for income taxes	9,511	3,581
Depreciation and amortization	11,791	11,346
EBITDA (Non-GAAP)	$37,530	$22,946

Alternative fuel mixture tax credits	—	(22,155)
Stock based compensation expense	1,758	637
Adjusted EBITDA (Non-GAAP)	$39,288	$1,428

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$15,131	$6,391
Alternative fuel mixture tax credits	—	(14,199)
Stock based compensation expense	1,079	408
Adjusted Net Income (Non-GAAP)	$16,210	$(7,400)

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.33	$0.14
Alternative fuel mixture tax credits	—	(0.31)
Stock based compensation expense	0.02	0.01
Adjusted Basic EPS (Non-GAAP)	$0.35	$(0.16)

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.32	$0.14
Alternative fuel mixture tax credits	—	(0.30)
Stock based compensation expense	0.02	0.01
Adjusted Diluted EPS (Non-GAAP)	$0.34	$(0.15)